                                                                   EXHIBIT 10.32





                                AN APPRAISAL OF
                              THE GOODYEAR CLINIC
                              THE HAMITER BUILDING
                                      AND
                          BAPTIST MEDICAL BUILDING II
                                GADSDEN, ALABAMA

(LOGO)  VALUATION COUNSELORS GROUP, INC.

        340 Interstate North Parkway
        Atlanta, Georgia 30339
        (404) 955-0088
        (Fax) 955-0466




                                                               February 25, 1994



Crescent Capital Trust, Inc.
One Perimeter Park South
Suite 335-S
Birmingham, Alabama  35243

Attention:       Mr. John W. McRoberts
                 President & Chief Financial Officer

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the three professional office buildings identified as follows:

                    THE GOODYEAR CLINIC, 851 GOODYEAR AVENUE
                 THE HAMITER BUILDING, 100 MEDICAL CENTER DRIVE
                                      AND
             BAPTIST MEDICAL BUILDING II, 300 MEDICAL CENTER DRIVE
                                GADSDEN, ALABAMA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of January 1, 1994, the effective date of this report. The report is to be used for asset valuation purposes. Crescent Capital Trust is acquiring these office buildings for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property with Quorum Health Group guaranteeing an annual rental income stream of $1,327,501. This would correlate to an average annual square foot amount, based upon the total leasable square footage of the subject building, of $13.00 (rounded).

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

Crescent Capital Trust, Inc.
February 25, 1994
Page Two


"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The Goodyear Clinic is a one-story, 13,998 square foot building constructed in 1977 with a rentable area of 13,998 square feet. This building is currently 100 percent occupied. The Hamiter Building is a four-story building constructed in 1979 and contains a total of 51,000 square feet with a leasable area of 38,154 square feet. This building is currently 100 percent occupied. The Baptist Medical Building II is a five-story, 62,500 square foot, building constructed in 1993 with a leasable area of 50,589 square feet. This building was approximately 43 percent occupied during our site inspection, but has subsequently been further leased.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Crescent Capital Trust, Inc.
February 25, 1994
Page Three


Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the subject professional office buildings, as of January 1, 1994, to be as follows:

                                  $12,600,000

A significant assumption in this report is that all parking easements will be granted to allow full utilization of the buildings.

We have no responsibility to update our report for events and circumstances occurring after the date of this report.

Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;
         o       Certifications of the appraisers;
         o       A Statement of Facts and Limiting Conditions;
         o       A Summary of Salient Facts and Conclusions;
         o       A Narrative section detailing the appraisal of the property;
                 and
         o       An Exhibit section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                                Respectfully submitted,

                                                VALUATION COUNSELORS GROUP, INC.


                                                /s/ Patrick J. Simers
                                                ------------------------------
                                                Patrick J. Simers
                                                Managing Director

PJS:mhb
094-1536R.1.2.3

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Cheryl Worthy-Pickett and Patrick J. Simers have made a personal inspection of the property that is the subject of this report.

         Cheryl Worthy-Pickett has provided significant professional assistance to the person signing this report.

         This assignment was made subject to regulations of the State of Alabama Real Estate Appraisers Board. The undersigned state certified appraiser has met the requirements of the board that allow this report to be regarded as a "certified appraisal".



         /s/ Patrick J. Simers                       /s/ Cheryl Worthy-Pickett
         ----------------------------                --------------------------
         Patrick J. Simers                           Cheryl Worthy-Pickett
         Managing Director                           Senior Appraiser
         Alabama Certified General Real Estate
         Appraiser No. CG00375

                                State of Alabama                                     [SEAL]

                            This is to certify that                             /s/ Lanett Davis

                                                                                /s/ W. Phil Fowler
                               PATRICK J. SIMERS
                                                                                /s/ F. L. Clark
              having given satisfactory evidence of the necessary
                                                                                /s/ Stu Graham
          qualifications required by the laws of the State of Alabama
                                                                                /s/ James ___ Perry, Jr.
               is authorized to transact business in Alabama as a
                                                                                /s/ George C. Washington

                    CERTIFIED GENERAL REAL ESTATE APPRAISER                     /s/ Edward Forand

                                                                                /s/ Robert E. Nesbin
                with all the rights, privileges and obligations
                                                                                /s/ William R. Sizemore
                              appurtenant thereto.
                                                                                    ALABAMA REAL ESTATE
                                                                                     APPRAISERS BOARD
          Certificate Number: CG00375  Expiration Date: SEPT. 30, 1995


                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS

GENERAL DATA

Effective Date of Value:                January 1, 1994

Last Date of Inspection:                November 27, 1994

Property Identification:                GOODYEAR CLINIC, 851 Goodyear Avenue, Gadsden, Alabama
                                        HAMITER BUILDING, 100 Medical Center Drive, Gadsden, Alabama
                                        BAPTIST MEDICAL BUILDING II, 300 Medical Center Drive, Gadsden, Alabama

Interest Appraised:                     Leased Fee Estate

Building Area:                          Goodyear Clinic: 13,998 Gross SF/13,998 Leasable SF
                                        Hamiter Building: 51,000 Gross SF/38,154 Leasable SF
                                        Baptist Medical Building II: 62,500 Gross SF/50,589 Leasable SF

Subject Land Size:                      Goodyear Clinic: 1.19 acres/51,836 SF
                                        Hamiter Building: 1.30 acres/56,628 SF
                                        Baptist Medical Building II: 0.65 acres/28,314 SF

Improvements
   Description:                         GOODYEAR CLINIC: A one-story, Class C, structure constructed in 1977.

                                        HAMITER BUILDING: A four-story, Class B, structure constructed in 1979.

                                        BAPTIST MEDICAL BUILDING II: A five-story, Class B, structure constructed in 1993.

Significant Assumption:                 All parking easements will be granted to allow for full utilization.

CONCLUSIONS

Cost Approach:                          $13,650,000
Sales Comparison Approach:              $12,750,000
Income Approach:                        $12,600,000

Final Value Estimate:                   $12,600,000
                                        ===========

                                      TABLE OF CONTENTS




                                                                                                  Page
                                                                                                  ----
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                                         1
         Property Identification                                                                     1
         Purpose and Effective Date of the Appraisal                                                 1
         Function of the Appraisal                                                                   1
         Scope of the Appraisal                                                                      1
         Property Rights Appraised                                                                   2
         Definition of Value                                                                         2
         History of the Property                                                                     3
         History and Nature of the Business Environment                                              3

DESCRIPTIVE DATA                                                                                     6
         Regional Data                                                                               6
         Neighborhood Data                                                                           9
         Real Estate Taxes and Assessments                                                           9
         Zoning                                                                                     10
         Site Analysis                                                                              10
         Buildings and Site Improvements                                                            13

HIGHEST AND BEST USE                                                                                16

VALUATION SECTION                                                                                   19
         Valuation Methodology                                                                      19
         Cost Approach                                                                              20
         Sales Comparison Approach                                                                  34
         Income Approach                                                                            41

CORRELATION AND CONCLUSION                                                                          43

                              TABLE OF CONTENTS
                              -----------------



EXHIBIT SECTION
- ---------------

Exhibit A        -    Professional Qualifications
Exhibit B        -    Legal Description
Exhibit C        -    Area Map
Exhibit D        -    Neighborhood Map
Exhibit E        -    Comparable Land Sale Location Map
Exhibit F        -    Tax Map
Exhibit G        -    Building Descriptions
Exhibit H        -    Rent Comparables Summary
Exhibit I        -    Subject Photographs

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is three professional office buildings located in Gadsden, Alabama. The Goodyear Clinic, located at 851 Goodyear Avenue, is a one-story, 13,988 square foot building constructed in 1977 with a leasable area of 13,998 square feet. This building is currently 100 percent occupied. The Hamiter Building, located at 100 Medical Center Drive, is a four-story, 51,000 square foot building constructed in 1979 with a leasable area of 38,154 square feet. This building is currently 100 percent occupied. The Baptist Medical Building II, located at 300 Medical Center Drive is a five-story, 62,500 square foot building constructed in 1993 with a leasable area of 50,589 square feet. This building is currently 43.3 percent occupied.

PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is January 1, 1994.

FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owner, Quorum Health Group, Inc. is considering the sale of four professional office buildings to Crescent Capital Trust, Inc. The subject properties would be included in that sale.

SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.

PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]

HISTORY OF THE PROPERTY

The subject professional buildings were all constructed by and on the Baptist Hospital campus. Quorum Health Group, Inc. acquired these buildings on December 31, 1993 in conjunction with their acquisition of the hospital. An individual allocation to these buildings was not conducted.

It is our understanding, as confirmed with Crescent Capital Trust, these three buildings will be acquired by the REIT at an agreed upon purchase price of $11,800,000.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

The United States economy has been in a period of slow economic growth, but the rate of growth appears to have increased in recent months. Gross Domestic Product (GDP) increased at a 2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, and an estimated 4.0 percent for the fourth quarter of 1993.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-Residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital. The Federal Reserve has warned, however, that interest rates will be pushed higher if inflation begins to show signs of "heating up".

The economic downturn in the early 1990s resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a 2.6 percent annual increase compared to a 4.0 percent increase during 1991. The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                     INTEREST RATES AND SELECTED STATISTICS

                                    JANUARY 6, 1994        JANUARY 2, 1992

 Federal Fund Rate                       3.0%                    3.9%

 90-Day Treasury Bill Rate               3.1%                    3.9%

 30-Year Treasury Bond                   6.4%                    7.5%

 Aaa Bond Yield                          6.9%                    8.2%

 Prime Rate                              6.0%                    6.5%


Economic Outlook

According to Value Line's Quarterly Economic Review, dated December 24, 1993, the economic recovery is now 2.5 years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the recent slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Recent improvements have focussed on the auto, machinery, steel, housing and specialty retailer market segments. Value Line cautions, however, that the recent improvements in the economy are being limited by a slow job growth base. Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                                         1993           1994           1995
  Real GDP                                               2.6%           3.3%           3.3%

  Personal Consumption Expenditures                      3.0%           2.7%           2.3%

  Federal Government Purchases                          (4.8%)         (5.8%)         (4.0%)

  30-Year Treasury Bond Yields                           6.6%           6.6%           6.8%

  Prime Rate                                             6.0%           6.2%           6.4%

  Consumer Price Index                                   3.1%           3.2%           3.3%


In summary, these factors play an important part in determining the supply and demand for real property, and, indirectly, the value of properties. Most of the forces discussed above are indicating an on-going soft demand for many types of commercial real estate. This soft demand has caused some property values to remain flat and some to decline. The lower interest rates in recent periods, however, are serving to stabilize commercial property values.

                                DESCRIPTIVE DATA


REGIONAL DATA

GADSDEN/ETOWAH COUNTY

Etowah County, Alabama lies in the lower region of the Appalachians, incorporating the southern terminus of Lookout Mountain. Gadsden, the county seat, was developed along the Coosa River which flows through the heart of Etowah and surrounding communities. The county was carved out from her sister counties of Blount, Calhoun, Cherokee, DeKalb, Marshall and St. Clair.

The county's nearest major city is Birmingham which is 55 miles south. The nearest interstates are Interstate 59 and Interstate 20. Atlanta, Georgia is located approximately 110 miles to the east, and Memphis, Tennessee is located approximately 275 miles to the north.

Population

The total population within a 30-mile radius is estimated at 342,000. The population of Gadsden alone is 42,523, which represents 42.6 percent of the total county population. Based upon the 1990 Census, the population of the county was 99,840. The population can be further described by the following statistics:

               POPULATION

               GADSDEN, ETOWAH COUNTY, ALABAMA


               Population within 30-mile radius                         342,000

               Gadsden population                                        42,523

               Metro population                                          71,044

               County population                                         99,840

               Male                                                        47.3%

               Female                                                      52.7%

               White                                                       85.4%

               Black                                                       13.8%

               Under 18                                                    24.6%

               18 to 39                                                    31.3%

               40 to 64                                                    28.2%

               65 and over                                                 15.9%


Transportation

Air transport into the county of Etowah is provided by the Gadsden Municipal Airport. The nearest passenger airport is in Birmingham. Ground transport is provided by Greyhound bus services. There are a number of truck carriers including Roadway, Yellow Freight, and Consolidated Freightways. Rail services are provided by CSX and Norfolk Southern.


Healthcare

Baptist Memorial Hospital, with 1,233 employees (346 beds), is the county's fourth largest employer. Riverview Regional Medical Center, with 570 employees (281 beds), is the fourth largest property taxpayer in the county. Both facilities are owned by publicly-held companies.

Gadsden/Etowah County also supports Mountain View, which is devoted to addictive, behavioral, and emotional problems. It has 120 employees and 68 beds. This community is also home to more than 160 physicians and surgeons and 60 doctors of dentistry. Gadsden is recognized as the hub for the surrounding counties, because of the unusually large number of physicians in the area.
This is partly due to its location because Alabama's University Hospital in Birmingham has become national and internationally famous. The University of Alabama Hospital is approximately 60 miles from downtown Gadsden.

Area Industries

The largest employer in Etowah County is the Goodyear Tire & Rubber Company, which manufactures tires. It is estimated that Goodyear employs approximately 2,300 persons. The following chart identifies the top ten employers in the area.

                                AREA INDUSTRIES

                                                                                       NUMBER OF
   TEN LARGEST INDUSTRIES                                   PRODUCT                    EMPLOYEES
   Goodyear Tire & Rubber Company                 Tires                                   2,300

   Gulf States Steel, Inc.                        Coils and Plates                        1,950

   Mid-South Industries                           Appliances/Machining                    1,340

   Tyson Foods                                    Poultry Processing                      1,300

   Equity Group of Alabama                        Processed Poultry                         350

   Liberty Trousers                               Trouser Sewing                            193

   Center Star Manufacturing                      T-Shirt Sewing                            193

   South Central Bell                             Telephone Service                         189

   Dixie Pacific Manufacturing                    Wooden Columns                            174

   AAA Plumbing Pottery                           Plumbing Fixtures                         165


Overall, the community is a growing and viable area with a growing population. The location of major industries in the area have contributed positively to the area and should continue to do so in the future.

NEIGHBORHOOD DATA

The subject properties are located on the Baptist Hospital medical campus which is located in the eastern portion of Gadsden on the south side of Goodyear Avenue. The campus is located adjacent (north) to the Goodyear Tire & Rubber Company and east of Alabama Power Company. Located to the south of the subject property are single-family dwellings.

Access to the subject site is provided by Meighan Boulevard (State Road 431/1) which is a major north-south thoroughfare in Gadsden. Meighan Boulevard is located southwest of the subject property.

The single-family dwellings located south of the subject site are older homes approximately 15 to 30 years of age. The average price of a three-bedroom, 2,000 square foot home is $65,000. Overall, the community has developed in relationship to the existing employers in the area; the hospital, the Goodyear plant, and the power company.

The subject property's neighborhood is located in the zip codes 35901, 35903 and 35904. The estimated population in these areas has decreased approximately
6.8 percent from the 1980 Census data. As of 1993, the population has remained relatively stable. Based upon 1993 data, median household income is estimated to be $23,077. The median age is 37.5.

REAL ESTATE TAXES AND ASSESSMENTS

The subject property is located in Etowah County and within the city limit of Gadsden. Because the subject property is currently owned by a not-for-profit entity they are not taxed or assessed by the county. The parcel numbers are presented below:

         The Goodyear Clinic                       31-15-01-11-0-001-002.050
         The Hamiter Building                      31-15-01-11-0-001-002.060
         Baptist Medical Building II               31-15-01-12-0-001-064
                                                   31-15-01-12-0-001-065

If the property was acquired by a for profit entity, the county would be required to assess and tax the parcels. The millage rate for the 1993 tax year was $4.90 per $100.

ZONING

The subject parcels are zoned "O-I" by the Gadsden Planning Department. This zoning district is designed to provide suitable sites for the development of office, retail and service uses of a convenience nature which satisfy the essential and frequent needs of adjacent residential neighborhoods in areas consistent with the city's comprehensive plan.

Permitted uses includes banks and financial institutions, medical offices, institutions such as schools and churches and retail and service establishments. The subject properties are considered legal conforming uses and in accordance with the current zoning ordinance.

A letter of zoning compliance from the Etowah County is recommended for an official determination regarding any zoning conformity in regards to parking requirements.


SITE ANALYSIS

THE GOODYEAR CLINIC, 851 GOODYEAR AVENUE

The Goodyear Clinic parcel is irregularly-shaped and fronts Goodyear Avenue on the south side. The entire parcel contains a total of 1.19 acres or 51,836 square feet. A legal description is included in the Exhibit section of this report. A master survey was prepared for the acquisition of the entire Baptist Hospital campus, inclusive of the subject site. The parcel size has been determined by the dimensions on a tax plat map and public record. We reserve the right to modify our report if the actual acreage is found to vary significantly from the tax plat acreage.

The topography of the site slopes slightly upward from Goodyear Avenue to the front of the clinic. Located to the south of this building is a mental health center and the Baptist Hospital. West of the parcel is a softball field and parking area. Located east of the parcel is a parking area. The site does not contain any flood plain.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consist of general landscaping, asphalt paving, concrete paving and curbing, some shrubs and general signage. The parking lot for the subject parcel appears to be adequate.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. A copy of a Etowah tax plat map is included in the Exhibit section.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.


THE HAMITER BUILDING, 100 MEDICAL CENTER DRIVE

The Hamiter Building parcel is irregularly-shaped and fronts Old Goodyear Avenue on the east side and Medical Center Drive along its southern borders. The entire parcel contains a total of 1.30 acres or 56,628 square feet. A legal description is included in the Exhibit section of this report. A master survey was prepared for the acquisition of the entire Baptist Hospital campus, inclusive of the subject site. The parcel size has been determined by the dimensions on a tax plat map and public record. We reserve the right to modify our report if the actual acreage is found to vary significantly from the tax plat acreage.

The topography of the site slopes slightly upward from Old Goodyear Avenue to the front of the building. Located east of the building is a parking lot and Medical Center Drive. Located west of the building is the Baptist Hospital and to the south the Baptist Medical Building II and the Cancer Center. Immediate north of the parcel is Old Goodyear Avenue and single-family dwellings. The subject does not contain any flood plain.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consist of general landscaping, exterior lighting, asphalt paving, concrete paving and curbing, some shrubs and general signage. The parking lot for the subject appears to be adequate.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. A copy of a Etowah tax plat map is included in the Exhibit section.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.


BAPTIST MEDICAL BUILDING II, 300 MEDICAL CENTER DRIVE

The Baptist Medical Building II parcel is rectangular-shaped and fronts Medical Center Drive on the west side. It is located just south of Old Goodyear Avenue. The entire parcel contains a total of 0.65 acres or 28,314 square feet. A separate legal description for the subject parcel was not made available to us. We have included a legal description, which encompasses the entire Baptist Hospital campus in the Exhibit section of this report. This description is inclusive of the subject parcel. A master survey was prepared for the acquisition of the entire Baptist Hospital campus, inclusive of the subject site. The parcel size has been determined by the dimensions on a tax plat map and public record. We reserve the right to modify our report if the actual acreage is found to vary significantly from the tax plat acreage.

The topography of the site is level throughout. Located east of the building is Medical Center Drive, a ravine, and medical office buildings. Located further east are single-family dwellings. Located west of the parcel is Baptist Hospital. North of the parcel is Old Goodyear Avenue and single-family dwellings. South of the subject parcel is the parking area for the hospital and single-family dwellings. The subject site is level throughout and does not contain any flood plain.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consist of general landscaping, exterior lighting, asphalt paving, concrete paving and curbing, some shrubs and general signage. The subject parcel does not provide parking, but an arrangement has been made with the hospital for parking for approximately 175 vehicles.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. A copy of a Etowah tax plat map is included in the Exhibit section.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.


BUILDINGS AND SITE IMPROVEMENTS

THE GOODYEAR CLINIC, 851 GOODYEAR AVENUE

The Goodyear Clinic is located at 851 Goodyear Avenue. It is a one-story building constructed in 1977 containing 13,998 gross square feet with a leasable area of 13,998 square feet.

The building is a one-story structure with wood framing supported on attic beams with lightweight concrete cover and a brick veneer exterior. The building has a flat metal deck. Ceiling finishes consist of acoustical ceiling tiles and recessed fluorescent lighting. The interior walls are gypsum board on metal framing. Most of the hallways and office areas have vinyl tile and carpet and pad. Windows and doors are metal-framed, and interior doors are solid-core wood.

Heating and air conditioning is supplied via Trane package units located adjacent to the subject. Heat is supplied by a RayPak boiler. One 38-gallon water heater is part of the plumbing system. The building is 100 percent sprinklered.

More detail descriptions of the building and site improvements are included in the Exhibit section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in good overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.


THE HAMITER BUILDING, 100 MEDICAL CENTER DRIVE

The Hamiter Building is located at 100 Medical Center Drive. It is a four-story building constructed in 1979 containing 51,000 gross square feet with a leasable area of 38,154 square feet.

The building is a four-story structure with reinforced concrete post and beam frame and stucco over fiberglass exterior panels. The building has a flat, concrete deck roof structure, with a waterproof membrane and large-stone gravel covering. Ceiling finishes consist of acoustical ceiling tiles and recessed fluorescent lighting. The interior walls are gypsum board on metal framing. Most of the hallways and office areas have vinyl tile and carpet and pad. Windows and doors are metal-framed, and interior doors are solid-core wood.

Air conditioning is supplied via a centrifugal chiller system with perimeter heat along windows provided by steam condensers with steam provided by the hospital central plant. Additional air handlers are located on the roof of the building. One 125-gallon water heater is part of the plumbing system. The electrical system is comprised of a 1500 amp system consisting of ample outlets, and incandescent and fluorescent light fixtures. There are a total of two elevators; one four-stop and one five-stop to the penthouse area.

More detail descriptions of the building and site improvements are included in the Exhibit Section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in good overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.


BAPTIST MEDICAL BUILDING II, 300 MEDICAL CENTER DRIVE

The Baptist Medical Building II is located at 300 Medical Center Drive. It is a five-story building constructed in 1993, containing 62,500 gross square feet with a leasable area of 50,589 square feet.

The building is a five-story structure with reinforced concrete post and beam frame and a brick veneer exterior. The building has a flat concrete deck roof structure with a waterproofed tar and gravel covering. Ceiling finishes consist of acoustical ceiling tiles and recessed fluorescent lighting. The interior walls are high quality finishes including gypsum board on metal framing. The hallways and offices contain high quality vinyl tile and carpet and pad. Windows and doors are metal-framed, and interior doors are solid-core wood. At the time of our site inspection the first floor was approximately 100 percent complete, the second floor was approximately 50 percent complete, the third floor was a shell, the fourth floor was approximately 50 percent complete, and the fifth floor was completely built-out. Our valuation does consider the structure as complete and ready for occupancy.

Heating and air conditioning is supplied via a hot and cold water system comprised of a York chiller, a cooling tower located on the Baptist Hospital campus and a Lochinvar boiler. The electrical system is comprised of an 800 amp system consisting of ample outlets and incandescent and fluorescent light fixtures. There are a total of two elevators. The building is 100 percent sprinklered.

More detail descriptions of the building and site improvements are included in the Exhibit Section of this report.

CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in excellent overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, p. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.


As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "O-I", Office-Institutional. Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail, restaurants, office/institutional, hotels, hospitals and other medical-oriented uses.

Surrounding uses include the hospital, other professional office uses, some apartments and some older single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. New medical-related development on the south side of the building indicates that new development is financially feasible. Local physicians have opened a diagnostic medical office along Goodyear Avenue.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.

As Improved

The subject site is currently improved with a rentable square footage office building, with an adjacent parking deck and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to the City of Gadsden zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. It would, however, be financially feasible to correct any deferred maintenance.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

         o       Land value estimate.

         o       Estimated replacement cost of the improvements.

         o       Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o       Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1

Parcel Number:                             31-15-05-22-14

Location:                                  East side of Rainbow Drive, west of the river

Size:                                      56,192 square feet

Sale Date:                                 January 12, 1993

Deed Book/Page:                            1821/301

Grantor:                                   Keeling and Loveman

Grantee:                                   Applebee's of North Alabama, Inc.

Sale Price:                                $200,000

Price Per Square Foot:                     $3.56

Terms of Sale:                             All Cash

Shape:                                     Irregular

Zoning:                                    Commercial

Utilities:                                 All utilities are available.

Comments:                                  This parcel was later improved with an Applebee's restaurant.  This location is along a major roadway (Rainbow Drive), and in close proximity to a hotel and large shopping center.

Land Comparable Number 2

Parcel Number:                             31-15-02-04-03-304-20

Location:                                  East of Eighth Street, south side of Forrest Avenue

Size:                                      10,400 square feet

Sale Date:                                 January 13, 1992

Deed Book/Page:                            1772/101

Grantor:                                   Mary E. Barlow Kidd, et al

Grantee:                                   Thomas and Diane Davis

Sale Price:                                $15,000

Price Per Square Foot:                     $1.44

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Utilities:                                 All utilities are available.

Comments:                                  This parcel was purchased for an office building, which is presently under construction.
                                           It is located in proximity to the government center of Gadsden.


Land Comparable Number 3

Parcel Number:                             31-21-02-09-16

Location:                                  Southwest side of Pilgrim's Rest Road (State Road 1073)

Size:                                      39,600 square feet

Sale Date:                                 September 30, 1991

Deed Book/Page:                            1752/265

Grantor:                                   Jason B. Newton

Grantee:                                   Big B Food Systems, Ltd., an Alabama Partnership

Sale Price:                                $60,000

Price Per Square Foot:                     $1.52

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Zoning:                                    Commercial

Utilities:                                 All utilities are available.

Comments:                                  This parcel was an out-parcel to an existing shopping center.  It will be improved with a Big B Drugstore.  The parcel does not have road frontage, although visual to the roadway.



A summary of the land sales is shown as follows:


                          SUMMARY OF LAND COMPARABLES

  LAND                                                        SALE             SIZE         PRICE
OMPARABLE     LOCATION                                        DATE             (SF)         PER SF
    1         East side Rainbow Drive                         1/93            56,192         $3.56

    2         South side of Forrest Avenue                    1/92            10,400         $1.44

    3         Southwest side of Pilgrim's Rest Road           9/91            39,600         $1.52
              (SR1073)

 SUBJECT      851 GOODYEAR AVENUE                                             51,836
              100 MEDICAL CENTER DRIVE                                        56,628
              300 MEDICAL CENTER DRIVE                                        28,314


Discussion of Land Comparables

LAND COMPARABLE 1 is a parcel located on Rainbow Drive, later developed as a restaurant. Downward adjustments were indicated because of the level topography of this sale. An additional downward adjustment has been made for its location because of the sale's proximity to the river and its location along a major commercial road. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $1.42 per square foot.

LAND COMPARABLE 2 was a significantly smaller parcel located in downtown Gadsden, later improved with an office. A slight downward adjustment has been made for its favorable location. An additional downward adjustment was made for size, since smaller tracts tend to sell for higher unit prices than larger tracts. The parcel has similar topography as the subject parcels negating an adjustment. The adjusted price per square foot of this comparable is $1.32.

LAND COMPARABLE 3 was a 39,600 square foot parcel located on Pilgrim Rest Road which is west of the subject parcels. The parcel was later improved with a drugstore. An upward adjustment has been to this sale, because of its lack of road frontage. A downward adjustment has been made for its level topography as compared to the subject parcels. The adjusted price for this comparable is $1.55 per square foot.

The adjusted land prices ranged from $1.32 per square foot to $1.55 per square foot, with the prices of the most comparable sites being in the middle of this range. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $1.45 per square is representative of the subject sites. The subject land value is estimated as follows:

      The Goodyear Clinic                                         51,836 SF  x  $1.45/SF  = $ 75,162
      The Hamiter Building                                        56,628 SF  x  $1.45/SF  = $ 82,111
      Baptist Medical Building II                                 28,314 SF  x  $1.45/SF  = $ 41,055
                                                                                             -------
      Total                                                                                 $198,328

                                                        Rounded to:   $198,000
                                                                      ========

              L A N D   S A L E   A D J U S T M E N T   G R I D
                                Goodyear Clinic
                                Hamiter Building
                          Baptist Medical Building II
                                Gadsden, Alabama


                                                Subject        Land Comp        Land Comp        Land Comp
 Element                                                           #1               #2               #3
Sale Price/SF                                                     $3.56            $1.44            $1.52

Property Rights                               Fee Simple          Same             Same             Same
  Adjustment
                                                               --------------------------------------------
Adjusted Price/SF                                                 $3.56            $1.44            $1.52

Financing                                        Cash             Cash             Cash             Cash
  Adjustment
                                                               --------------------------------------------
Adjusted Price/SF                                                 $3.56            $1.44            $1.52

Conditions of Sale                                                None             None             None
  Adjustment
                                                               --------------------------------------------
Adjusted Price/SF                                                 $3.56            $1.44            $1.52

Market/Time
  Adjustment                                                          0%               2%               2%
                                                               --------------------------------------------
Adjusted Price/SF                                                 $3.56            $1.47            $1.55

Other Adjustments:
  Location Adjustment                                               -50%              -5%              10%
  Topography Adjustment                                             -10%               0%             -10%
  Size Adjustment                                                     0%              -5%               0%
  Zoning Adjustment                                                   0%               0%               0%
   Net Other Adjustments                                            -60%             -10%               0%

FINAL ADJUSTED PRICE PER SF                                       $1.42            $1.32            $1.55
                                                               ============================================


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. An amount representing entrepreneurial profit has also been included in this analysis. This profit is a necessary element in the motivation to construct the improvements and represents an additional amount the develop would expect to receive for construction of the project. The amount of entrepreneurial profit varies according to economic conditions and types of developments. For the purpose of this report, entrepreneurial profit was estimated to comprise ten percent of the direct and indirect building costs.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of good quality medical office buildings is typically 40 to 50 years. For the Goodyear Clinic and the Hamiter Building, we have estimated an economic life of 45 years. The Baptist Medical Building II has an economic life of 50 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

THE GOODYEAR CLINIC

The Goodyear Clinic was constructed in 1977, and is in average to good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to 16 years. The remaining useful life is estimated to be 29 years. This translates into a physical depreciation estimate of 36 percent (16 years divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of five years and a remaining useful life of 15 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 25 percent.

The total depreciation for the building is estimated to be $652,507, and the depreciated value of the building replacement costs to be $1,160,013.

THE HAMITER BUILDING

The Hamiter Building was constructed in 1979, and it is in average to good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to its actual age of fifteen years. The remaining useful life is estimated to be 30 years. This translates into a physical depreciation estimate of 33 percent (15 years divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.


The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of five years and a remaining useful life of 15 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 25 percent.

The total depreciation for the building is estimated to be $1,713,815, and the depreciated value of the building replacement costs to be $3,479,637.

BAPTIST MEDICAL BUILDING II

The Baptist Medical Building II was constructed in 1993, and it is in excellent condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to one year. The remaining useful life is estimated to be 49 years. This translates into a physical depreciation estimate of two percent (1 year divided by 50 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of one year and a remaining useful life of 19 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately five percent.

The total depreciation for the building is estimated to be $177,646, and the depreciated value of the building replacement costs to be $8,704,662.


Cost Approach Conclusion

The schedule on the following page is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of January 1, 1994, is:

              The Goodyear Clinic                                              $ 1,255,263
              The Hamiter Building                                               3,606,637
              Baptist Medical Building II                                        8,802,662
                                                                               -----------
              Total                                                            $13,664,562

                                                       Rounded to:  $13,650,000
                                                                    ===========

                       SUMMARY OF VALUE VIA COST APPROACH
                                GOODYEAR CLINIC
                                GADSDEN, ALABAMA


                                                          Replacement
                                                             Cost
                                                          -----------
Site Preparation                                                3,907
Foundation                                                     35,018
Frame                                                          16,778
Exterior Walls                                                144,353
Basement Walls                                                      0
Floors                                                         48,993
Roof                                                          137,525
Roof Cover                                                     53,005
Partitioning & Built-In Items                                 344,815
Ceilings                                                      100,279
Floor Coverings                                                81,151
Plumbing                                                      112,742
HVAC                                                          202,706
Electrical                                                    141,536
Other Features                                                 17,743
                                                           ----------

Total Replacement Cost                                      1,440,551

Architect's Fees Plans and Specs                 3.9%          56,181
Architect's Fees, Supervision                    3.0%          43,217
Legal, Accounting, Contingency                   7.0%         107,796
Entrepreneurial Overhead, Profit, and Other
  Miscellaneous Fees                            10.0%         164,775
                                                           ----------
Total of Other Costs                                          371,969

Total Project Replacement Cost                             $1,812,520
                                                           ==========

Accrued Depreciation

Depreciation Factor         36% Straight Line 16/45th        (652,507)
                                                           ----------

Depreciated Value of Building                              $1,160,013

Site Improvements

  Replacement Cost                                         $   27,000
  Depreciated Cost          25% Straight Line 5/20ths          (6,750)
                                                           ----------
Depreciated Value                                          $   20,250

Plus Land Value (rounded)   1.19 acres                     $   75,000
                                                           ----------

COST APPROACH VALUE FOR ALL ASSETS                         $1,255,263
                                                           ==========

                       SUMMARY OF VALUE VIA COST APPROACH
                                HAMITER BUILDING
                                GADSDEN, ALABAMA




                                                            Replacement
                                                               Cost
                                                            -----------

Site Preparation                                                  3,049
Foundation                                                      100,323
Frame                                                           484,194
Exterior Walls                                                  253,322
Basement Walls                                                        0
Floors                                                          274,231
Roof                                                            107,773
Roof Cover                                                       17,064
Partitioning & Built-In Items                                 1,100,025
Ceilings                                                        262,781
Floor Coverings                                                 152,047
Plumbing                                                        217,537
HVAC                                                            495,857
Electrical                                                      451,527
Other Features                                                  207,940
                                                             ----------

Total Replacement Cost                                        4,127,670

Architect's Fees Plans and Specs                3.9%            160,979
Architect's Fees, Supervision                   3.0%            123,830
Legal, Accounting, Contingency                  7.0%            308,874
Entrepreneurial Overhead, Profit, and Other
  Miscellaneous Fees                           10.0%            472,135
                                                             ----------
Total of Other Costs                                          1,065,818

Total Project Replacement Cost                               $5,193,488
                                                             ==========

Accrued Depreciation

Depreciation Factor        33% Straight Line 15/45th         (1,713,851)
                                                             ----------

Depreciated Value of Building                                $3,479,637

Site Improvements

  Replacement Cost                                           $   60,000
  Depreciated Cost         25% Straight Line 5/20th             (15,000)
                                                             ----------

Depreciated Value                                            $   45,000

Plus Land Value (rounded)  1.30 acres                        $   82,000
                                                             ----------

COST APPROACH VALUE FOR ALL ASSETS                           $3,606,637
                                                             ==========

                       SUMMARY OF VALUE VIA COST APPROACH
                          BAPTIST MEDICAL BUILDING II
                                GADSDEN, ALABAMA



                                                              Replacement
                                                                 Cost
                                                              -----------

Site Preparation                                                    3,049
Foundation                                                        157,127
Frame                                                             783,132
Exterior Walls                                                    890,444
Basement Walls                                                          0
Floors                                                            399,111
Roof                                                              109,476
Roof Cover                                                         42,194
Partitioning & Built-In Items                                   1,391,265
Ceilings                                                          274,554
Floor Coverings                                                   248,542
Plumbing                                                          688,986
HVAC                                                            1,066,425
Electrical                                                        571,072
Other Features                                                    434,085
                                                               ----------

Total Replacement Cost                                          7,059,462

Architect's Fees Plans and Specs                 3.9%             275,319
Architect's Fees, Supervision                    3.0%             211,784
Legal, Accounting, Contingency                   7.0%             528,260
Entrepreneurial Overhead, Profit, and Other
  Miscellaneous Fees                            10.0%             807,483
                                                               ----------
Total of Other Costs                                            1,822,846

Total Project Replacement Cost                                 $8,882,308
                                                               ==========

Accrued Depreciation

Depreciation Factor          2% Straight Line 1/50ths            (177,646)
                                                               ----------

Depreciated Value of Building                                  $8,704,662

Site Improvements

  Replacement Cost                                             $   60,000
  Depreciated Cost           5% Straight Line 1/20ths              (3,000)
                                                               ----------

Depreciated Value                                              $   57,000

Plus Land Value (rounded)    .65 acres                         $   41,000
                                                               ----------

COST APPROACH VALUE FOR ALL ASSETS                             $8,802,662
                                                               ==========

                           SALES COMPARISON APPROACH


The Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on three professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA

Location:                                                  1770 Independence Court, Homewood, Jefferson County, Alabama
Date of Sale:                                              March 9, 1993
Deed Book/Page:                                            4223/115
Grantor:                                                   Brookwood Medical & Dental Group
Grantee:                                                   Proxy Land Development Corporation
Sale Price:                                                $850,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 92,200 square feet
Building Size:                                             7,808 square feet - gross
                                                           6,928 square feet - leasable
Year Built:                                                1984
Occupancy at Sale:                                         100%

STABILIZED OPERATING DATA
                                                              Dollars            Per SF
                                                              -------            ------
Estimated Gross Income:                                      $100,456            $14.50
Vacancy Allowance @ 5%:                                        $5,023            $ 0.73
                                                             --------            ------
Effective Gross Income:                                      $ 95,433            $13.77
Estimated Expenses @ $4.00:                                  $ 27,712            $ 4.00
                                                              -------            ------
Net Operating Income:                                        $ 67,721            $ 9.77

MARKET VALUE INDICATORS

Sale Price Per Gross Square Foot:                            $ 108.86
Stabilized Overall Rate:                                          8.0%
EGIM:                                                            8.91


COMMENTS

The Grantor was an affiliate of HealthSouth Medical Center. The hospital paid more than market value for the building, so the Grantee/physician would move his surgical practice to the HealthSouth Medical Center. The location and building quality for this comparable are inferior to the subject property.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                                                  West side of 20th Street South at the address 908 20th Street South in
                                                           Birmingham, Alabama
Date of Sale:                                              December 20, 1991
Deed Book/Page:                                            4166/170
Grantor:                                                   The Byrd Company, Inc.
Grantee:                                                   Board of Trustees of the University of Alabama
Sale Price:                                                $3,750,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 82,460 square feet
Building Size:                                             52,440 square feet - gross
                                                           44,574 square feet - leasable
Year Built:                                                1964

STABILIZED OPERATING DATA
                                                              Dollars            Per SF
                                                              -------            ------
Estimated Gross Income:                                      $624,036            $14.00
Vacancy Allowance @ 10%:                                     $ 62,404            $ 1.40
                                                                                  -----
Effective Gross Income:                                      $561,632            $12.60
Estimated Expenses @ $6.00/SF                                $222,870            $ 5.00
                                                             --------             -----
Net Operating Income:                                        $338,762            $ 7.60

MARKET VALUE INDICATORS

Sale Price Per Gross Square Foot:                            $  71.51
Stabilized Overall Rate:                                          9.0%
EGIM:                                                            6.68


COMMENTS

This three-story building was purchased by the UAB Medical Center. A Medical Genetics Center now occupies the facility. The current land value near the UAB campus is estimated at 40% to 45% of the total purchase price.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:                                                  1260 Upper Hembree Road in Roswell, Fulton County, Georgia
Date of Sale:                                              November 20, 1991
Deed Book/Page:                                            14752/1-8
Grantor:                                                   Upper Hembree Associates II, Ltd.
Grantee:                                                   Medical Plaza, Inc.
Sale Price:                                                $4,525,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 1.65 acres (approximate)
Building Size:                                             32,500 square feet
Year Built:                                                1991
Occupancy at Sale:                                         100%

STABILIZED OPERATING DATA
                                                              Dollars            Per SF
                                                              -------            ------
Estimated Gross Income*:                                     $671,125            $20.65
Vacancy Allowance @ 5%:                                      $ 33,556            $ 1.03
                                                              -------             -----
Effective Gross Income:                                      $637,569            $19.62
Estimated Expenses @ $6.00/SF                                $178,750            $ 5.50
                                                             --------             -----
Net Operating Income:                                        $458,819            $14.12

MARKET VALUE INDICATORS

Sale Price Per Gross Square Foot:                            $ 139.23
Stabilized Overall Rate:                                         10.1%
EGIM:                                                            7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF. The first two buildings were leased to North Fulton Hospital for seven years. The first 12,400 SF was leased for $16.00/SF net, and the other 12,000 SF was leased for $16.25/SF net. The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.

These three sales are summarized as follows:


                           SUMMARY OF IMPROVED SALES

        SALE                                                RENTABLE                           PRICE PER
       NUMBER      ADDRESS                                   SQ. FT.       SALE PRICE          SQ. FT.
          1        Independence Court                         6,928        $  850,000          $122.69
                   Birmingham, Alabama

          2        20th Street South                         44,574        $3,750,000          $ 84.13
                   Birmingham, Alabama

          3        1260 Upper Hembree                        32,500        $4,525,000          $139.23
                   Roswell, Georgia


The unadjusted prices of these comparables range from $84.13 per square foot to $139.23 per gross square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Matrix is shown at the end of this section.

SALE NUMBER 1 is a Class C professional office building that is located near the Brookwood Medical Center. An affiliate of HealthSouth Medical Center purchased this building to encourage its physician/owner to move his practice to their facility. This transaction was reportedly at a market value price. However, a downward adjustment is still indicated because the building never was marketed as a vacant building due to this relationship. The building is located at the end of a steep winding road, and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. An offsetting downward adjustment to the price per square foot is indicated because of the smaller size of this comparable. An upward adjustment to this comparable is indicated because of the subject's superior construction quality. The adjusted price per square foot of this comparable is $103.42.

SALE NUMBER 2 is the sale of a building purchased by UAB to use as a Medical Genetics Center. An upward adjustment is warranted for time. The sale's location near a medical center is similar to the subject's. The sale's effective age is significantly above the subject's indicating an upward adjustment. A downward adjustment for size would be warranted. The adjusted price for this comparable is $90.10 per square foot.

SALE NUMBER 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. An upward adjustment for time has been applied. Downward adjustments to the price per square foot of this comparable are indicated because it is new and smaller than the subject facility. The adjusted price per square foot of this comparable is $116.95.

The adjusted prices per square foot range from $90.10 to $116.95. An adjusted price of $100.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject property by the Sales Comparison Approach, as of January 1, 1994, the effective date of this report, is calculated as follows:

                 127,488 SF  x  $100.00/SF   =   $12,448,800

                                    Rounded to:  $12,750,000
                                                  ==========

          I M P R O V E D   S A L E   A D J U S T M E N T   G R I D
                               Goodyear Clinic
                               Hamiter Building
                         Baptist Medical Building II
                               Gadsden, Alabama



    Element                  Subject     Bldg Comp   Bldg Comp   Bldg Comp
                                            #1          #2          #3

Sale Price/SF                            $108.86      $71.51     $139.23

Property Rights              Fee Simple  Same         Same       Same
  Adjustment
                                         --------------------------------
Adjusted Price/SF                        $108.86      $71.51     $139.23

Financing                      Cash      Cash         Cash       Cash
  Adjustment
                                         --------------------------------
Adjusted Price/SF                        $108.86      $71.51     $139.23

Conditions of Sale                                    None       None
  Adjustment                                  -5%                      0%
                                         --------------------------------
Adjusted Price/SF                        $108.86      $71.51     $139.23

Market/Time
  Adjustment                                   0%          5%          5%
                                         --------------------------------
Adjusted Price/SF                        $103.42      $75.09     $146.19

Other Adjustments:
  Location Adjustment                          5%          0%          0%
  Building Condition                           5%         25%        -15%
  Size Adjustment                            -10%         -5%         -5%
                                           ------      ------      ------
    Net Other Adjustments                      0%         20%        -20%


FINAL ADJUSTED PRICE PER SF              $103.42      $90.10     $116.95
                                         ================================

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject properties consist of three of four professional office buildings that Quorum Health Group, Inc. is selling for the purpose of establishing a real estate investment trust (REIT). Quorum Health Group, Inc., the seller, will provide a net rental guarantee in the form of a master lease. The REIT, as the new property owner, will receive an annual rental income regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow leasing flexibility for the office space. Quorum can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The annual income stream guaranteed to the REIT is $1,327,501. Based upon the total leasable square footage of the subject office buildings of 102,741, this would correlate to a net rental rate per square foot of $13.00 (rounded). This average rate per square foot appears to be reasonable based upon our market research and rent comparables. There is little Class A space in the Gadsden area, and as such, the subject property is viewed as premium office space. We have included these comparables in the Exhibit Section of this report.

Valuation Counselors has received documentation of the guaranteed rental income stream, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the guaranteed annual income stream for all three of the professional office buildings of $1,327,501.

The subject appraisal assumes that 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at five percent of effective gross income, or $66,375, based on the management experience of other properties. The net operating income for the property is $1,327,501 less $66,375, or $1,261,126.

The estimated direct capitalization rates, or overall rates (OARs), for the four improved sale comparables presented in the Sales Comparison Approach section of this report are summarized as follows:

        Sale Number      Property Location                          Sale Date             OAR (%)
             1           Independence Court                        March 1993               8.0%
                         Birmingham, Alabama

             2           20th Street South                        December 1992             9.0%
                         Birmingham, Alabama

             3           Upper Hembree                            November 1991            10.1%
                         Roswell, Georgia


The direct capitalization, or overall rates, for these comparables ranged from
8.0 percent to 10.1 percent.

A capitalization rate at 10.0 percent is considered appropriate because of the age of the subject.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                 Net Operating Income/OAR  =  Estimated Value

                        $1,261,126/.10  =  $12,611,260

                              Rounded to:  $12,600,000
                                            ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the subject professional office buildings. The three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $13,650,000
        Sales Comparison Approach   . . . . . . . . . . . . . . . . . . . . . . . .  $12,750,000
        Income Approach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $12,600,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation is difficult. For this reason, this approach is considered only a fair indicator of value for the subject property.

The Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable professional office buildings. The quantity and quality of data available in this approach was considered good, but no comparable transactions were found directly in the Gadsden market. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyers of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the subject professional office buildings, as of January 1, 1994, and based on the assumptions and limiting conditions in this report, is:

                                  $12,600,000
                                   ==========